April 4, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549


Gentlemen

We have reviewed the statements made in Item 4 of the Form 8-K filed on April 2, 2001 by our former client, Tangible Asset Galleries, Inc. We agree with the statements made therein insofar as they relate to our firm.


Very truly yours,


/s/BDO Seidman, LLP
BDO Seidman, LLP
Costa Mesa, California